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This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting Countrywide Home Loans Servicing LP EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

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(1)   that these materials contain confidential information; or
(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or
(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these
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

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                        STARM Mortgage Loan Trust 2007-3       Final Term Sheet

                  Base Pricing Assumptions

Investor Settlement  6/28/2007   Pricing Speed                 25 CPB
1st Pay Date         7/25/2007
Deal Close           6/28/2007
Collateral Cut-Off   6/1/2007

                                                              Class Summary(1)

Class                    Class  Initial Pass-  Principal Type  Interest Type   Loss Priority  Average   Principal  Start Accrual
Designation  Principal Balance   Through Rate                                                 Life(2)   Window(2)         Period
1A1               $142,809,000         5.6650    Pass Through            WAC    Super Senior     2.55      1 - 59       1-Jun-07
1A2                 $5,564,000         5.6650    Pass Through            WAC  Senior Support     2.55      1 - 59       1-Jun-07
2A1               $300,027,000         5.7740    Pass Through            WAC    Super Senior     2.92      1 - 83       1-Jun-07
2A2                $11,690,000         5.7740    Pass Through            WAC  Senior Support     2.92      1 - 83       1-Jun-07
3A1                $61,944,000         6.0651    Pass Through            WAC    Super Senior     3.19     1 - 119       1-Jun-07
3A2                 $2,414,000         6.0651    Pass Through            WAC  Senior Support     3.19     1 - 119       1-Jun-07
B1                  $8,992,000         5.7789     Subordinate            WAC     Subordinate     4.94     1 - 119       1-Jun-07
B2                  $3,814,000         5.7789     Subordinate            WAC     Subordinate     4.94     1 - 119       1-Jun-07
B3                  $2,180,000         5.7789     Subordinate            WAC     Subordinate     4.94     1 - 119       1-Jun-07
B4                  $2,452,000         5.7789     Subordinate            WAC     Subordinate     4.94     1 - 119       1-Jun-07
B5                  $1,907,000         5.7789     Subordinate            WAC     Subordinate     4.94     1 - 119       1-Jun-07
B6                  $1,090,112         5.7789     Subordinate            WAC     Subordinate     4.94     1 - 119       1-Jun-07

4A                $189,182,000         6.1404    Pass Through            WAC          Senior     3.17     1 - 118       1-Jun-07
ALR                        $50         6.1404    Pass Through            WAC          Senior     0.08       1 - 1       1-Jun-07
AUR                        $50         6.1404    Pass Through            WAC          Senior     0.08       1 - 1       1-Jun-07
4B1                 $3,962,000         6.1404     Subordinate            WAC     Subordinate     5.71     1 - 118       1-Jun-07
4B2                 $1,584,000         6.1404     Subordinate            WAC     Subordinate     5.71     1 - 118       1-Jun-07
4B3                   $991,000         6.1404     Subordinate            WAC     Subordinate     5.71     1 - 118       1-Jun-07
4B4                 $1,089,000         6.1404     Subordinate            WAC     Subordinate     5.71     1 - 118       1-Jun-07
4B5                   $793,000         6.1404     Subordinate            WAC     Subordinate     5.71     1 - 118       1-Jun-07
4B6                   $495,502         6.1404     Subordinate            WAC     Subordinate     5.71     1 - 118       1-Jun-07


Class         Daycount  Payment  Subgroup   Loan Group      Rating    Approximate
Designation               Delay                         Agency TBD  Subordination
1A1             30/360       24         1            1         AAA          7.50%
1A2             30/360       24         1            1         AAA          3.75%
2A1             30/360       24         2            1         AAA          7.50%
2A2             30/360       24         2            1         AAA          3.75%
3A1             30/360       24         3            1         AAA          7.50%
3A2             30/360       24         3            1         AAA          3.75%
B1              30/360       24  1, 2 & 3            1          AA          2.10%
B2              30/360       24  1, 2 & 3            1           A          1.40%
B3              30/360       24  1, 2 & 3            1         BBB          1.00%
B4              30/360       24  1, 2 & 3            1          BB          0.55%
B5              30/360       24  1, 2 & 3            1           B          0.20%
B6              30/360       24  1, 2 & 3            1          NR          0.00%

4A              30/360       24        NA            2         AAA          4.50%
ALR             30/360       24        NA            2         AAA          4.50%
AUR             30/360       24        NA            2         AAA          4.50%
4B1             30/360       24        NA            2          AA          2.50%
4B2             30/360       24        NA            2           A          1.70%
4B3             30/360       24        NA            2         BBB          1.20%
4B4             30/360       24        NA            2          BB          0.65%
4B5             30/360       24        NA            2           B          0.25%
4B6             30/360       24        NA            2          NR          0.00%

(1)   Approximate, subject to +/- 10% Variance
(2)   Base Pricing Assumptions

Description Of Securities
-------------------------

Master Servicer:                     Wells Fargo Bank, N.A.

Servicer:                            Loan Group 1: Suntrust Mortgage, Inc.
                                     Loan Group 2: Wells Fargo Bank, N.A.

Final Scheduled Distribution
Date:                                Loan Group 1: 06/25/2037
                                     Loan Group 2: 05/25/2037

External Credit Enhancement
Provider:                            N/A
Senior/Sub Distribution Amount:      Loan Group 1:
                                     Standard 7 year Shifting Interest
                                     Structure:
                                     Subordinate Certificates are locked out for 7 years, followed annually by 30%, 40%, 60%, 80%, 100% of their pro rata share of principal prepayments

                                     Loan Group 2:
                                     Standard 7 year Shifting Interest
                                     Structure:
                                     Subordinate Certificates are locked out for 7 years, followed annually by 30%, 40%, 60%, 80%, 100% of their pro rata share of principal prepayments

Senior Loss Distribution:            Losses allocated to the Class 1A1 will
                                     first be allocated to the 1A2 until retired
                                     Losses allocated to the Class 2A1 will
                                     first be allocated to the 2A2 until retired
                                     Losses allocated to the Class 3A1 will
                                     first be allocated to the 3A2 until retired

                                     The amount of coverage provided by Senior
                                     Supports:

                                                                                                                             Super-
                                                                                                             % Add CE to     Senior
                                     Super-Senior                                                           Super-Senior      Total
                                     Class                Size  Senior-Support Class   Size/$ of Support    from Senior-         CE
                                                                                                                 Support
                                     1A1           142,809,000                   1A2           5,564,000           3.75%      7.50%
                                     2A1           300,027,000                   2A2          11,690,000           3.75%      7.50%
                                     3A1            61,944,000                   3A2           2,414,000           3.75%      7.50%

Subordinate Two Times Test:          For each of Loan Groups 1 and 2, on or
                                     prior to month 36, if, on any distribution date, the current related Subordinate
                                     Percentage >= two times the initial related
                                     Subordinate Percentage, then the related
                                     Subordinate Certificates will receive 50% of their pro rata share of principal prepayments.
                                     After month 36, if, on any distribution
                                     date, the current related Subordinate
                                     Percentage >= two times initial related
                                     Subordinate Percentage, then the related
                                     Subordinate Certificates will receive 100% of their pro rata share of principal prepayments.
                                     The Subordinate Two Times Test for each of
                                     Loan Groups 1 and 2 are also subject to
                                     cumulative loss and delinquency tests.

Approximate Initial Subordinate
Percentage:                          Loan Group 1: 3.75%
                                     Loan Group 2: 4.50%

Optional Cleanup-Call %:             Loan Group 1: 1%
                                     Loan Group 2: 10%

Servicing Fees:                      Loan Group 1: All loans have a 0.375%
                                     servicing fee
                                     Loan Group 2: All loans have a 0.250%
                                     servicing fee

Prepayment Penalty Period:           Loan Group 1: None of the loans have
                                     prepayment penalty periods
                                     Loan Group 2: None of the loans have
                                     prepayment penalty periods

Interest Rate Assumptions:           1 Year LIBOR: 5.45563%
                                     1 Year CMT:  4.99000%

Senior Principal Distribution
Amount: Pay the Loan Group 1 Senior PDA Amount as follows:
                                     From Subgroup 1 Loans
                                     1) Pay 1A1 and 1A2 pro rata, until retired

                                     From Subgroup 2 Loans
                                     1) Pay 2A1 and 2A2 pro rata, until retired

                                     From Subgroup 3 Loans
                                     1) Pay 3A1 and 3A2 pro rata, until retired

                                     Pay the Loan Group 2 Senior PDA Amount as follows:
                                     1) Pay A-LR and A-UR pro rata, until
                                     retired
                                     2) Pay 4A, until retired